Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) of our reports dated March 10, 2011, relating to the consolidated financial statements of US Gold Corporation (the “Company”) and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
January 24, 2012